For Immediate Release
November 6, 2019

Southwest Gas Holdings, Inc. Announces Third Quarter 2019 Earnings

LAS VEGAS – Southwest Gas Holdings, Inc. (NYSE: SWX) announced consolidated earnings of $0.10 per diluted share for the third quarter of 2019, a $0.15 decrease from consolidated earnings of $0.25 per diluted share for the third quarter of 2018. Consolidated net income was $5.4 million for the third quarter of 2019, compared to consolidated net income of $12.3 million for the third quarter of 2018. The natural gas segment experienced a net loss of $20 million in the third quarter of 2019 compared to a net loss of $13.7 million in the third quarter of 2018, while the utility infrastructure services segment had net income of $25.8 million in the current quarter compared to net income of $26.8 million in the third quarter of 2018. Due to the seasonal nature of the Company’s businesses, results for quarterly periods are not generally indicative of earnings for a complete twelve-month period. Consolidated current quarter results include $200,000 in other income due to increases in the cash surrender value of company-owned life insurance (“COLI”) policies, while the prior-year quarter included $4.7 million, or $0.09 per share, associated with COLI policies.

Commenting on Southwest Gas Holdings’ performance, John P. Hester, President and Chief Executive Officer, said: “Our third quarter results demonstrated continued growth in both our natural gas operations and utility infrastructure services business segments. Record consolidated revenues were experienced for the quarter, as well as the trailing twelve-month period. Net income for the quarter was less than expected due to (1) the consolidation of a pending Arizona surcharge request into our current Arizona general rate case proceeding, and (2) cost inefficiencies and mix of work changes experienced with several utility infrastructure services customers. The combined impact of these factors leads us to reduce our year-end earnings per share guidance from the previously disclosed $3.75-$4.00 range to a revised range of $3.60-$3.80. The fundamentals of both business segments remain strong, with rate cases currently in process in three different regulatory jurisdictions, and another record earnings year anticipated at our utility infrastructure services business.

“The three-state regional economy for our natural gas operations continues to be robust, requiring record 2019 capital investment, now estimated at $730 million, to enhance the safety and reliability of our gas distribution systems and serve new growth. Annual customer additions at our natural gas operations are estimated at approximately 35,000, or 1.7%. Similarly, we are experiencing significant growth at our utility infrastructure services business, especially on the heels of our Linetec Services acquisition last year, which has contributed $175 million in revenue in 2019 to date and provided strategic business diversification into southeastern United States electric markets. As we look forward to 2020, we are very excited about the benefits that our customers and investors will realize from the resolution of our pending general rate case proceedings, as well as continued growth and diversification at our utility infrastructure services business.”

-more-

For the twelve months ended September 30, 2019, consolidated net income was $191.5 million, or $3.59 per diluted share, compared to $209.4 million, or $4.29 per diluted share, for the twelve-month period ended September 30, 2018. Consolidated results for the twelve-month period ended September 30, 2018 reflect approximately $20 million, or $0.41 per share, of one-time tax benefits due to the remeasurement of deferred tax balances in December 2017. Natural gas operations segment net income was $146.3 million in the current twelve-month period, and $153.7 million in the prior-year period. Utility infrastructure services segment net income was $46.7 million in the current twelve-month period and $57.7 million in the prior-year period.
Natural Gas Operations Segment Results
Third Quarter
Operating margin increased $7 million including a $2 million increase attributable to customer growth, as 34,000 net new customers were added during the last twelve months. Rate relief in California and Nevada contributed an additional $2 million. Miscellaneous service revenue and revenue outside the decoupling mechanisms also increased between periods. Regulatory surcharges composed the residual increase.
Operations and maintenance expense increased $4.4 million between quarters. Higher legal and other general costs contributed to the increase between quarters. Depreciation and amortization expense increased $4.4 million, or 9%, primarily due to a $602 million, or 9%, increase in average gas plant in service since the corresponding quarter a year ago, coupled with an increase in regulatory amortization.
Other income decreased $2.2 million primarily due to a decline in income from COLI policies between quarters mitigated by a decrease in non-service-related components of employee pension and other postretirement benefit costs. Net interest deductions increased $3.2 million primarily due to the issuance of $300 million of Senior Notes in May 2019.
Twelve Months to Date
Operating margin increased $25 million between the twelve-month periods. Customer growth provided $11 million and combined rate relief in Nevada and California provided $9 million of incremental operating margin. The remaining increase relates to recoveries of regulatory assets, infrastructure replacement mechanisms, customers outside the decoupling mechanisms, and other miscellaneous revenues, net of impacts from U.S. tax reform.
Operations and maintenance expense increased $7.8 million, or 2%, between periods, primarily due to higher expenditures for pipeline damage prevention programs and other general cost increases, offset by a reduction in the service-related components of pension and other postretirement benefit costs. Depreciation and amortization expense increased $11.8 million, or 6%, between periods due to a $550 million, or 8%, increase in average gas plant in service, mitigated by lower regulatory account amortization. Taxes other than income taxes increased $2 million, or 3%, reflective of higher property taxes from net plant additions, as well as increased commerce and franchise taxes.
Other income (deductions) improved $1.2 million between the comparative twelve-month periods. Interest income associated with the equity component of the allowance for funds used during construction ("AFUDC") contributed $4.5 million due to increases in construction expenditures and AFUDC rates in the current period.

-more-

Additionally, the non-service components of employee pension and other postretirement benefits costs improved in the current period by $4 million. Offsetting the increase was a decline in the cash surrender value of COLI policies and net death benefits of $7.5 million in the current period compared to the prior-year period. Net interest deductions increased $14.1 million between periods due to higher interest associated with the issuance of $300 million of Senior Notes in March 2018 and $300 million in May 2019, higher interest rates and average outstanding credit facility balances, and carrying costs on purchased gas adjustment mechanism balances.
Utility Infrastructure Services Segment Results
Third Quarter
Revenues increased $64.6 million in the third quarter of 2019 compared to the same period in 2018, primarily due to $70.3 million in revenues contributed by the operations of Linetec Services, LLC (“Linetec”), which was acquired in November 2018, partially offset by the July 2019 expiration of a multi-year water pipe replacement project, which was not renewed. The prior-year quarter also included revenue from certain non-routine customer-requested support during a strike-related event.
Utility infrastructure services expenses increased $55.7 million between quarters, including $55.8 million of Linetec expenses. Implementation of new regulatory requirements for operating locations within certain eastern states in the U.S. resulted in lower revenues and productivity inefficiencies totaling an estimated $4 million during the current quarter, as Centuri works with customers to adopt the new requirements. Efforts to complete an industrial construction project in Canada resulted in additional costs of approximately $2 million during the current quarter from delays in commissioning the project. Additionally, changes in the mix of work requested in 2019 by certain customers under unit-priced multi-year master services contracts resulted in higher labor and equipment costs.
Depreciation and amortization increased $8.8 million between quarters, $7.5 million of which resulted from the Linetec acquisition, including amortization of finite-lived intangible assets and depreciation of property and equipment. Depreciation expense also reflects additional equipment purchased to support the growing volume of work performed.
Twelve Months to Date
Revenues increased $219.1 million in the current twelve-month period compared to the prior-year period, including $188.7 million in revenues from Linetec since the acquisition date in November 2018. The remaining revenue increase is due to a higher volume of pipe replacement work under new and existing blanket and bid contracts, primarily in the central U.S., and certain non-routine projects (including customer-requested support during strike-related and emergency response situations). Revenue for the twelve-month period in 2018 included a $9 million negotiated settlement of an outstanding contract dispute from 2017 associated with a water pipe replacement project.
Utility infrastructure services expenses increased $184.6 million between periods primarily due to related expenses for Linetec of $149.8 million and additional labor and equipment costs to complete work during inclement weather conditions. Efforts to complete the industrial construction project in Canada and a change

-more-

in the mix of work requested in the current period contributed to increased costs. A $12.3 million increase in general and administrative costs, including $6.9 million of deal costs from the acquisition of Linetec, contributed to the increase overall.
Depreciation and amortization increased $27 million between periods primarily due to incremental depreciation and amortization of finite-lived tangible and intangible assets recognized from the Linetec acquisition, as well as an increase in depreciation on additional equipment purchased to support the growing volume of work being performed.
Income tax expense for the twelve months ended September 30, 2018 was favorably impacted by approximately $12 million of one-time tax benefits related to the remeasurement of Centuri’s deferred tax liabilities when U.S. tax reform was enacted in December 2017.
Outlook for 2019
Management has updated its estimated 2019 earnings to be between $3.60 and $3.80 per diluted share (previously $3.75 to $4.00). The change is primarily due to a reduction in fourth quarter expected operating margin at Southwest, and the impacts of lower-than-expected earnings at Centuri during the third quarter of 2019, as detailed below.
Southwest’s February 2019 requests for annualized incremental surcharge revenues in Arizona totaling approximately $12.7 million (related to 2018 expenditures under its COYL and VSP programs) have been delayed by an Arizona Corporation Commission decision in October 2019 that consolidated consideration of the requests into Southwest's general rate case proceeding, to be decided in mid-2020. Approximately one-half of the request was originally expected to be recognized in 2019.
As discussed in the third quarter results of the utility infrastructure services segment, Centuri results were adversely impacted by approximately $4 million related to implementation of new regulatory requirements for its customers and by $2 million in incremental costs associated with an industrial project in Canada. Changes in the mix of work by certain customers during the third quarter also negatively impacted third- quarter results.

Management also provides the following supplemental expectations:
Natural Gas Operations Segment:

•
Operating margin for 2019 is anticipated to benefit from customer growth (similar to 2018), infrastructure tracker mechanisms (net of delayed surcharge revenue in Arizona), expansion projects, and rate relief. Combined, these items are now expected to produce an increase in operating margin of 4.0% to 4.5% (previously 4% to 5%).

•	Operating income is now expected to decrease slightly compared to 2018 (previously expected to increase modestly).

•	Full-year projections include approximately $1 million of incremental COLI earnings during the 4th quarter of 2019.

-more-

•	Capital expenditures in 2019 are now estimated at approximately $730 million, in support of customer growth, system improvements, and accelerated pipe replacement programs (previously $710 million).
Utility Infrastructure Services Segment:

•
Centuri has a strong base of large utility clients that are expected to sustain, and over time, grow its business. Including the recent Linetec acquisition, revenues for 2019 are expected to be 10% to 15% greater than 2018 levels.

•
Operating income, including the third quarter 2019 impacts from the recent change in mix of work and regulatory delays experienced by customers in the northeastern U.S., is now expected to be approximately 5.0% to 5.5% of revenues (previously 6.0% to 6.5%).

•	Net income expectations reflect earnings attributable to Southwest Gas Holdings, net of noncontrolling interests. Changes in Canadian exchange rates could influence results.
Southwest Gas Holdings has two business segments:
Southwest Gas Corporation provides safe and reliable natural gas service to over 2 million customers in Arizona, Nevada, and California.
Centuri Group, Inc. is a comprehensive utility infrastructure services enterprise dedicated to delivering a diverse array of solutions to North America’s gas and electric providers. Centuri derives revenue from installation, replacement, repair, and maintenance of energy distribution systems, and developing industrial construction solutions.

-more-

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations or intentions regarding the future. These forward-looking statements can often be identified by the use of words such as "will", "predict", "continue", "forecast", "expect", "believe", "anticipate", "outlook", "could", "target", "project", "intend", "plan", "seek", "estimate", "should", "may" and "assume", as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2019. In addition, the statements under the heading “Outlook for 2019” that are not historic, constitute forward-looking statements. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the impacts of construction activity at Centuri, future earnings trends, seasonal patterns, and the impacts of stock market volatility. In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, COLI results, and capital expenditures of the natural gas segment will occur. Likewise, the Company can provide no assurance that discussions regarding utility infrastructure services segment revenues and operating income percentage of revenues will transpire. Because of these and other factors, the Company can provide no assurances that estimates of 2019 earnings per share will be realized. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading "Risk Factors" in Southwest Gas Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports filed from time to time with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.
Non-GAAP Measures. Southwest recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers. Gas cost is a tracked cost, which is passed through to customers without markup under purchased gas adjustment (“PGA”) mechanisms, impacting revenues and net cost of gas sold on a dollar-for-dollar basis, thereby having no impact on Southwest’s profitability. Therefore, management routinely uses operating margin, defined as operating revenues less the net cost of gas sold, in its analysis of Southwest’s financial performance. Operating margin also forms a basis for Southwest’s various regulatory decoupling mechanisms. Operating margin is not, however, specifically defined in accounting principles generally accepted in the United States (“U.S. GAAP”) and is considered a non-GAAP measure. Management believes supplying information regarding operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest’s financial performance in a rate-regulated environment. (Refer to the Southwest Gas Holdings, Inc. Consolidated Earnings Digest for a reconciliation of revenues to operating margin.)

-more-

SOUTHWEST GAS HOLDINGS, INC. CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED SEPTEMBER 30,	2019	2018

Consolidated Operating Revenues	$725,230	$668,146

Net Income applicable to Southwest Gas Holdings	$5,353	$12,331

Average Number of Common Shares	54,670	49,493

Basic Earnings Per Share	$0.10	$0.25

Diluted Earnings Per Share	$0.10	$0.25

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$209,980	$217,523
Less: Net Cost of Gas Sold	35,068	49,903
Operating Margin	$174,912	$167,620

NINE MONTHS ENDED SEPTEMBER 30,	2019	2018

Consolidated Operating Revenues	$2,271,780	$2,093,359

Net Income applicable to Southwest Gas Holdings	$122,218	$112,973

Average Number of Common Shares	53,996	48,916

Basic Earnings Per Share	$2.26	$2.31

Diluted Earnings Per Share	$2.26	$2.31

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$989,368	$987,515
Less: Net Cost of Gas Sold	292,854	319,101
Operating Margin	$696,514	$668,414

-more-

TWELVE MONTHS ENDED SEPTEMBER 30,	2019	2018

Consolidated Operating Revenues	$3,058,434	$2,833,792

Net Income applicable to Southwest Gas Holdings	$191,522	$209,438

Average Number of Common Shares	53,219	48,728

Basic Earnings Per Share	$3.60	$4.30

Diluted Earnings Per Share	$3.59	$4.29

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$1,359,581	$1,354,000
Less: Net Cost of Gas Sold	393,141	412,307
Operating Margin	$966,440	$941,693

###
For shareholders information, contact:	For media information, contact:
Ken Kenny	Sean Corbett
(702) 876-7237	(702) 876-7219
ken.kenny@swgas.com	sean.corbett@swgas.com

-more-

SOUTHWEST GAS HOLDINGS, INC.
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2019	2018	2019	2018	2019	2018
Results of Consolidated Operations
Contribution to net income (loss) - gas operations	$(20,012)	$(13,670)	$86,746	$79,301	$146,287	$153,683
Contribution to net income - utility infrastructure services	25,838	26,798	36,725	35,034	46,668	57,677
Corporate and administrative	(473)	(797)	(1,253)	(1,362)	(1,433)	(1,922)
Net income	$5,353	$12,331	$122,218	$112,973	$191,522	$209,438

Basic earnings per share	$0.10	$0.25	$2.26	$2.31	$3.60	$4.30
Diluted earnings per share	$0.10	$0.25	$2.26	$2.31	$3.59	$4.29

Average common shares	54,670	49,493	53,996	48,916	53,219	48,728
Average shares (assuming dilution)	54,748	49,553	54,063	48,968	53,287	48,781

Results of Natural Gas Operations
Gas operating revenues	$209,980	$217,523	$989,368	$987,515	$1,359,581	$1,354,000
Net cost of gas sold	35,068	49,903	292,854	319,101	393,141	412,307
Operating margin	174,912	167,620	696,514	668,414	966,440	941,693
Operations and maintenance expense	109,039	104,657	319,572	312,055	412,330	404,549
Depreciation and amortization	52,372	47,924	159,327	145,549	205,594	193,828
Taxes other than income taxes	15,308	15,036	46,640	44,959	61,579	59,580
Operating income (loss)	(1,807)	3	170,975	165,851	286,937	283,736
Other income (deductions)	(1,353)	836	6,185	(5,861)	(5,194)	(6,425)
Net interest deductions	23,619	20,399	70,063	59,803	92,000	77,914
Income (loss) before income taxes	(26,779)	(19,560)	107,097	100,187	189,743	199,397
Income tax expense (benefit)	(6,767)	(5,890)	20,351	20,886	43,456	45,714
Contribution to net income (loss) - gas operations	$(20,012)	$(13,670)	$86,746	$79,301	$146,287	$153,683

FINANCIAL STATISTICS
Market value to book value per share at quarter end	205%
Twelve months to date return on equity -- total company	8.4%
-- gas segment	7.9%
Common stock dividend yield at quarter end	2.4%
Customer to employee ratio at quarter end (gas segment)	894 to 1

GAS OPERATIONS SEGMENT
	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity

Rate Jurisdiction
Arizona	$1,324,902	7.42%	9.50%
Southern Nevada	1,110,380	6.65	9.25
Northern Nevada	134,230	6.98	9.25
Southern California	159,277	6.83	10.10
Northern California	67,620	8.18	10.10
South Lake Tahoe	25,389	8.18	10.10
Paiute Pipeline Company (1)	87,158	8.46	11.00
(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	Nine Months Ended September 30,		Twelve Months Ended September 30,
(In dekatherms)	2019	2018	2019	2018
Residential	62,398,199	51,451,146	80,648,137	66,192,054
Small commercial	24,833,214	22,470,986	32,896,395	29,720,732
Large commercial	7,561,721	7,031,675	9,784,862	9,305,024
Industrial / Other	3,143,682	2,798,927	4,120,079	3,713,018
Transportation	76,591,599	79,636,397	102,010,307	101,702,526
Total system throughput	174,528,415	163,389,131	229,459,780	210,633,354

HEATING DEGREE DAY COMPARISON
Actual	1,406	1,047	1,887	1,377
Ten-year average	1,222	1,209	1,705	1,689
Heating degree days for prior periods have been recalculated using the current period customer mix.